                                                                   EXHIBIT 10.55

                      AGREEMENT (INCLUDING GENERAL RELEASE)

This Agreement including General Release ("Agreement") is executed and effective July 15, 2002, by and between BindView Corporation (a registered assumed name of BindView Development Corporation), a Texas corporation ("BindView" or "the Company" or "us") and William D. Miller, a resident of Fort Bend County, Texas ("you""). This agreement shall be deemed an addendum and amendment to your employment and stock-option agreements with BindView, except that in event of a conflict between the provisions of any such agreement and the provisions of this Agreement, the latter shall control. All provisions in your employment and stock-option agreements not expressly amended by this Agreement shall remain in full force and effect.

1. You agree that, through July 15, 2003, we may at our option contact you to answer questions and explain any work in progress or the status of your BindView work as of your departure date to a designated BindView representative. You agree to provide reasonable cooperation with us in answering such questions, on a not-to-interfere basis with your new job.

2. In consideration for the above, BindView agrees to provide you with the following:

         a. Acceleration of the vesting of the 75,000 options that were granted to you on April 8, 2002 (at the strike price of $1.5450) so that they are 100% vested as of July 15, 2002.

         b. Extension of the exercise period for the above-mentioned grant to expire at 5 pm Houston time on July 15, 2003 (except as otherwise provided in paragraph 6 below).

         c. Acceleration and extension of the exercise period applies exclusively to the April 8, 2002 grant. All other stock option grants expire ninety (90) days from the date of your separation.

3. In consideration of the above, you, for yourself, your attorneys, heirs, executors, administrators, successors, and assigns, do fully release and discharge BindView, its parent, subsidiary, and affiliate corporations, and related companies, as well as all predecessors, successors, assigns, directors, officers, partners, agents, employees, former employees, heirs, executors, attorneys, and administrators (hereinafter "BindView, et al."), from all suits, causes of action, and/or claims of any nature whatsoever, whether known, unknown, or unforeseen, which you have or may have against BindView, et al., arising out of any event, transaction, or matter that occurred before the date of your signing of this Agreement. You covenant that neither you, nor any person, organization, or other entity on your behalf, will sue BindView, et al., or initiate any type of action for damages, against BindView, et al. with respect to any event, transaction, or matter that occurred before the date of your signing of this Agreement. You understand and agree that the release and discharge in this paragraph (the "Release") is a GENERAL RELEASE.

4. The Release specifically includes, but is not limited to, all claims of breach of contract, employment discrimination, (including, but not limited to, discrimination on the basis of race, sex, religion, national origin, age, disability or any other protected status, and coming within the scope of Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, or any other applicable state or federal statute), claims concerning recruitment, hiring, salary rate, severance pay, wages or benefits due, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by you or on your behalf in any suit, charge of discrimination, or claim against BindView, et al.

5. Unless required to do so by subpoena, you agree not to disseminate or disclose the terms of this Agreement, the discussions leading to this Agreement, or any subsidiary undertakings required by this Agreement, including but not limited to the fact of the Release, except to your legal counsel or tax advisers as may become necessary. Failure to comply with the previous sentence will be deemed a material breach of this Agreement. You further agree that no part of this Agreement or the Release is to be used as or admitted into evidence in any proceeding of any character, judicial, administrative or otherwise, now pending or subsequently instituted.

6. You acknowledge that you have been given an opportunity to take up to forty-five (45) days to consider this Agreement, including the Release, before executing and delivering this Agreement, and that we have encouraged you to discuss fully the terms of this Agreement, including the Release, with legal counsel of your own choosing. Moreover, for a period of seven (7) days following your execution of this Agreement, you shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act ("ADEA"), a federal statute that prohibits employers from discriminating against employees who are over the age of 40 (referred to as the "Revocation Right"). If you elect to exercise the Revocation Right within this seven-day period, you must inform BindView by delivering a written notice of revocation to D. C. Toedt, Vice President and General Counsel, at BindView no later than 5:00 p.m. on the seventh calendar day after you sign this Agreement. If you do so, then (i) the Release shall be voided as to claims arising under the ADEA, (ii) the Release shall remain in full force and effect as to any and all other claims, (iii) the extension of the exercise period for your stock options under paragraph 2b above shall be voided, and your vested stock options may be exercised solely in accordance with the respective option plan(s) under which they were granted.

7. You agree that except as expressly provided otherwise in this Agreement, the Release may not be released, discharged, abandoned, supplemented, changed, or modified in any manner, except by an instrument in writing signed by you and a duly authorized member of the management of BindView.

8. You understand and agree that neither this Agreement nor the Release constitutes an admission of liability or wrongdoing on the part of BindView, et al. You affirm that no other representations, promises, or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement.

BINDVIEW CORPORATION, BY:


/s/ Edward L. Pierce                              /s/ William D. Miller
-----------------------------                     ------------------------------
Edward L. Pierce, Senior VP                       William D. Miller
and Chief Financial Officer                       Date:  8/30/02
                                                       -------------------------